Contact:	Mark E. Secor
Chief Financial Officer
Phone:	(219) 873-2611
Fax:	(219) 874-9280
Date:	January 27, 2021

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Michigan City, Indiana, January 27, 2021 (GLOBE NEWSWIRE) — (NASDAQ GS: HBNC) — Horizon Bancorp, Inc. (“Horizon” or the “Company”) announced its unaudited financial results for the three and twelve months ending December 31, 2020.

“Horizon closed 2020 with record quarterly top– and bottom–line results, supported by continued strength in mortgage lending and other fee–generating businesses, the benefits of our work to deleverage and optimize returns on total earning assets, and favorable deferral trends and credit quality metrics,” Chairman and CEO Craig M. Dwight said. “Entering the new year with strong liquidity, capital, and reserves, we see clear opportunities to enhance the bank’s operating efficiency, deepen in–market retail and commercial customer relationships, and help to strengthen our resilient Indiana and Michigan communities in 2021.”

Fourth Quarter 2020 Highlights

•Earned record net income of $21.9 million, or $0.50 diluted earnings per share, compared to $20.3 million, or $0.46 diluted earnings per share, for the third quarter of 2020 and $18.5 million, or $0.41 diluted earnings per share, for the fourth quarter of 2019.

•Grew pre–tax, pre–provision net income to a record $26.9 million for the quarter, compared to $26.7 million for the third quarter of 2020 and $22.8 million for the fourth quarter of 2019. This non–GAAP financial measure is utilized by banks to provide a greater understanding of pre–tax profitability before giving effect to credit loss expense. (See the “Non–GAAP Reconciliation of Pre–Tax, Pre–Provision Net Income” table below.)

•Grew net interest income to a record $43.6 million for the quarter, compared to $43.4 million for the third quarter of 2020 and $41.5 million for the fourth quarter of 2019. Adjusted net interest income for the quarter was $45.0 million compared to $41.9 million for the third quarter of 2020. (See the “Non–GAAP Reconciliation of Return on Average Assets and Return on Average Common Equity” tables below.)

•Reported return on average assets (“ROAA”) of 1.49% and return on average common equity (“ROACE”) of 12.79% in the quarter, as well as adjusted ROAA of 1.56% and adjusted ROACE of 13.33%, excluding the impact of gains on sale of investment securities and prepayment penalties on borrowings, net of tax. (See the “Non–GAAP Reconciliation of Return on Average Assets and Return on Average Common Equity” tables below.)

•Grew mortgage–related non–interest income by 8.5% from the linked quarter and 138.6% from the prior year period, with gain on mortgage loan sales of $7.8 million and net mortgage servicing income of $327,000. The bank originated $186.1 million in mortgage loans during the quarter, down 10.1% from the third quarter of 2020 and up 63.3% from the fourth quarter of 2019.

•Total non–interest income, excluding securities gains, grew to a record $17.1 million, up 9.6% from the linked quarter and 43.5% from the prior year period, supported by increases in mortgage–related gains and servicing income, banking and fiduciary fees.

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

•Reported net interest margin (“NIM”) of 3.34% and adjusted NIM of 3.44%, with reported NIM declining by 5 basis points and adjusted NIM increasing by 17 basis points from the third quarter of 2020. (See the “Non–GAAP Reconciliation of Net Interest Margin” table for the definition of this non–GAAP calculation). An estimated 18 basis points attributed to PPP lending improved the margin, offset by an estimated 10 and 7 basis point compression, respectively, attributed to the subordinated notes and excess liquidity held during the quarter, for both NIM and adjusted NIM.

•Increased the allowance for credit losses (“ACL”) by 1.3% during the quarter and 222.8% year–to–date to $57.0 million at period end, representing 1.47% of total loans, reflecting January 2020 implementation of the Current Expected Credit Losses (“CECL”) accounting method and prudent increases in the allocation for the Company’s identified stressed portfolios. ACL at period end also represented 1.55% of loans excluding $208.9 million in Federal Paycheck Protection Program (“PPP”) loans, and 212.7% of non–performing loans.

•COVID–19 deferral levels improved to 3.5% of total loans at period end, compared to 4.1% on September 30, 2020 and 14.3% on June 30, 2020 and the bank experienced no material specific loan losses attributed to COVID–19 closures in 2020.

•Maintained solid asset quality metrics, including non–performing and delinquent loans representing 0.69% and 0.19% of total loans, respectively, at December 31, 2020, while net charge–offs were 0.01% of average loans for the period.

•The efficiency ratio for the period was 57.54% compared to 55.59% for the third quarter of 2020. The adjusted efficiency ratio was 56.48% compared to 56.64% for the third quarter of 2020. (See the “Non–GAAP Calculation and Reconciliation of Efficiency Ratio and Adjusted Efficiency Ratio” tables below.)

•Horizon’s tangible book value per share increased from $10.63 at December 31, 2019 to $11.78 at December 31, 2020, which includes the accounting adjustment for CECL as of January 1, 2020. This represents the highest tangible book value per share in the Company’s history. (See the “Non–GAAP Reconciliation of Tangible Stockholders’ Equity and Tangible Book Value per Share” tables below.)

•Maintained strong liquidity position including approximately $1.6 billion in cash and investment securities, which is approximately 26.3% of total assets, and approximately $1.0 billion in unused availability on lines of credit, at December 31, 2020.

•Horizon has reported over thirty years of uninterrupted dividends and as of year–end had in excess of $127 million in cash at the holding company, which provides us with considerable future optionality to build shareholder value.

Summary

	For the Three Months Ended
	December 31,	September 30,	December 31,
Net Interest Income and Net Interest Margin	2020	2020	2019
Net interest income	$43,622	$43,397	$41,519
Net interest margin	3.34%	3.39%	3.58%
Adjusted net interest margin	3.44%	3.27%	3.49%

	For the Three Months Ended
	December 31,	September 30,	December 31,
Asset Yields and Funding Costs	2020	2020	2019
Interest earning assets	4.05%	3.90%	4.57%
Interest bearing liabilities	0.94%	0.67%	1.24%

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results
The yield on interest earning assets for the fourth quarter of 2020 was impacted by PPP loans and higher liquidity levels. Horizon estimates PPP loans increased the yield by 15 basis points and higher liquidity levels compressed the yield by 8 basis points. Horizon estimates PPP loans decreased the yield on interest earning assets by 6 basis point for the third quarter of 2020. The funding costs on interest bearing liabilities increased by an estimated 37 basis points for the fourth quarter of 2020 as a result of prepayment penalties on borrowings.

	For the Three Months Ended
Non–interest Income and	December 31,	September 30,	December 31,
Mortgage Banking Income	2020	2020	2019
Total non–interest income	$19,733	$16,700	$11,934
Gain on sale of mortgage loans	7,815	8,813	3,119
Mortgage servicing income net of impairment	327	(1,308)	294

	For the Three Months Ended
	December 31,	September 30,	December 31,
Non–interest Expense	2020	2020	2019
Total non–interest expense	$36,453	$33,407	$30,432
Annualized non–interest expense to average assets	2.47%	2.30%	2.32%

	For the Three Months Ended
	December 31,	September 30,	December 31,
Credit Quality	2020	2020	2019
Allowance for credit losses to total loans	1.47%	1.39%	0.49%
Non–performing loans to total loans	0.69	0.72	0.58
Percent of net charge–offs to average loans outstanding for the period	0.01	0.02	0.02

		CECL Adoption
Allowance for	December 31,		January 1,	Net Reserve Build				December 31,
Credit Losses	2019	Impact	2020	1Q20	2Q20	3Q20	4Q20	2020
Commercial	$11,996	$13,618	$25,614	$6,936	$6,597	$648	$2,415	$42,210
Retail Mortgage	923	4,048	4,971	683	178	(368)	(844)	4,620
Warehouse	1,077	—	1,077	(22)	135	60	17	1,267
Consumer	3,671	4,911	8,582	599	(260)	889	(880)	8,930
Allowance for Credit Losses (“ACL”)	$17,667	$22,577	$40,244	$8,196	$6,650	$1,229	$708	$57,027
ACL / Total Loans	0.49%		1.10%					1.47%
Acquired Loan Discount (“ALD”)	$20,228	$(2,786)	$17,442	$(1,436)	$(1,532)	$(1,541)	$(1,439)	$11,494

Horizon’s asset quality metrics continued to remain favorable through the fourth quarter, with low levels of delinquency and other real estate owned and a decrease in non–performing loans. Horizon’s reserve build reflects adoption of CECL on January 1, 2020 and the increase in the Company’s quarterly allocations to cover potential future loan losses related to economic factors and the nature and characteristics of its loan portfolios, primarily related to the impact on non–essential businesses caused by COVID–19 closures and the slow pace of reopening and economic recovery. Through December 31, 2020, Horizon has not recorded any material specific loan losses attributed to COVID–19 closures. Lower losses are attributable to Horizon working with its customers to provide payment modifications to help assist our customers as they manage through the economic slowdown due to the pandemic and the location of a high percentage of our retail and

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results
restaurant loans have benefited from the influx of Chicago residents into our markets. In addition, during the quarter Horizon made good progress on lowering its non–performing assets as a result of payoffs received on two non–performing credits.

During the fourth quarter, $2.0 million of the ACL related to the January 1, 2020, transfer of acquired loan discounts to the ACL was used in the payoff on two non–performing credits and a portion included with the $2.5 million of acquisition related income recognized during the quarter.

Income Statement Highlights

Net income for the fourth quarter of 2020 was $21.9 million, or $0.50 diluted earnings per share, compared to $20.3 million, or $0.46, for the linked quarter and $18.5 million, or $0.41, for the prior year period.

Adjusted net income for the fourth quarter of 2020 was $22.8 million, or $0.52 diluted earnings per share, compared to $19.4 million, or $0.45, for the linked quarter and $18.5 million, or $0.41, for the prior year period. Adjusted net income, which is not calculated according to generally accepted accounting principles (“GAAP”), is a measure that Horizon uses to provide a greater understanding of operating profitability.

The increase in net income for the fourth quarter of 2020 when compared to the third quarter of 2020 reflects an increase in non–interest income of $3.0 million, an increase of $225,000 in net interest income and a decrease in income tax expense of $2.4 million, offset by an increase in non–interest expense of $3.0 million and an increase in credit loss expense of $990,000.

Interest income includes the recognition of PPP loan processing fees totaling $4.6 million in the fourth quarter of 2020, compared to $2.2 million in the linked quarter. On December 31, 2020, the Company had $4.0 million in deferred PPP loan processing fees outstanding and $208.9 million in PPP loans outstanding. PPP deferred fees and loans outstanding at September 30, 2020 were $8.0 million and $310.8 million, respectively. The processing fees are deferred and recognized over the contractual life of the loan, or accelerated at forgiveness.

Fourth quarter 2020 income from the gain on sale of mortgage loans, totaled $7.8 million in the fourth quarter of 2020, down from $8.8 million in the linked quarter and up from $3.1 million in the prior year period.

Non–interest expense of $36.5 million in the fourth quarter of 2020 reflected a $1.2 million increase in salaries and employee benefits expense from the linked quarter. The increase in salaries and employee benefits expense reflected higher performance–based compensation accruals due to the record 2020 net interest income, non–interest income revenues and other key performance metrics. The increase in other losses included mostly one–time items including losses on liquidation of bank owned real estate held from previous branch closings.

The increase in net income for the fourth quarter of 2020 when compared to the prior year period reflects an increase in net interest income of $2.1 million, an increase in non–interest income of $7.8 million and a decrease in income tax expense of $2.0 million, offset by an increase in non–interest expense of $5.8 million and an increase in credit loss expense of $2.7 million.

Net income for the year ended December 31, 2020 was $68.5 million, or $1.55 diluted earnings per share, compared to $66.5 million, or $1.53 diluted earnings per share, for the year ended December 31, 2019. Adjusted net income for the year ended December 31, 2020 was $67.8 million, or $1.53 diluted earnings per share, compared to $70.7 million, or $1.63 diluted earnings per share for the year ended December 31, 2019. The increase in net income for the year ended December 31, 2020 when compared to the prior year reflects an increase in net interest income of $10.1 million, an increase in non–interest income of $16.6 million and a decrease in income tax expense of $3.4 million, offset by an increase in the provision for credit loss expense of $18.8 million and an increase in non–interest expense of $9.4 million.

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Non–GAAP Reconciliation of Net Income
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
Net income as reported	$21,893	$20,312	$14,639	$11,655	$18,543	$68,499	$66,538
Merger expenses	—	—	—	—	—	—	5,650
Tax effect	—	—	—	—	—	—	(987)
Net income excluding merger expenses	21,893	20,312	14,639	11,655	18,543	68,499	71,201
(Gain) / loss on sale of investment securities	(2,622)	(1,088)	(248)	(339)	(10)	(4,297)	75
Tax effect	551	228	52	71	2	902	(16)
Net income excluding (gain) / loss on sale of investment securities	19,822	19,452	14,443	11,387	18,535	65,104	71,260
Death benefit on bank owned life insurance (“BOLI”)	—	(31)	—	(233)	—	(264)	(580)
Net income excluding death benefit on BOLI	19,822	19,421	14,443	11,154	18,535	64,840	70,680
Prepayment penalties on borrowings	3,804	—	—	—	—	3,804	—
Tax effect	(799)	—	—	—	—	(799)	—
Net income excluding prepayment penalties on borrowings	22,827	19,421	14,443	11,154	18,535	67,845	70,680
Adjusted net income	$22,827	$19,421	$14,443	$11,154	$18,535	$67,845	$70,680

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Non–GAAP Reconciliation of Diluted Earnings per Share
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
Diluted earnings per share (“EPS”) as reported	$0.50	$0.46	$0.33	$0.26	$0.41	$1.55	$1.53
Merger expenses	—	—	—	—	—	—	0.13
Tax effect	—	—	—	—	—	—	(0.02)
Diluted EPS excluding merger expenses	0.50	0.46	0.33	0.26	0.41	1.55	1.64
(Gain) / loss on sale of investment securities	(0.06)	(0.02)	(0.01)	(0.01)	—	(0.10)	—
Tax effect	0.01	0.01	—	—	—	0.02	—
Diluted EPS excluding (gain) / loss on sale of investment securities	0.45	0.45	0.32	0.25	0.41	1.47	1.64
Death benefit on bank owned life insurance (“BOLI”)	—	—	—	(0.01)	—	(0.01)	(0.01)
Diluted EPS excluding death benefit on BOLI	0.45	0.45	0.32	0.24	0.41	1.46	1.63
Prepayment penalties on borrowings	0.09	—	—	—	—	0.09	—
Tax effect	(0.02)	—	—	—	—	(0.02)	—
Diluted EPS excluding prepayment penalties on borrowings	0.52	0.45	0.32	0.24	0.41	1.53	1.63
Adjusted diluted EPS	$0.52	$0.45	$0.32	$0.24	$0.41	$1.53	$1.63

Non–GAAP Reconciliation of Pre–Tax, Pre–Provision Income
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
Pre–tax income	$23,860	$24,638	$16,632	$13,239	$22,463	$78,369	$79,841
Credit loss expense	3,042	2,052	7,057	8,600	340	20,751	1,976
Pre–tax, pre–provision income	$26,902	$26,690	$23,689	$21,839	$22,803	$99,120	$81,817

Pre–tax, pre–provision income	$26,902	$26,690	$23,689	$21,839	$22,803	$99,120	$81,817
Merger expenses	—	—	—	—	—	—	5,650
(Gain) / loss on sale of investment securities	(2,622)	(1,088)	(248)	(339)	(10)	(4,297)	75
Death benefit on BOLI	—	(31)	—	(233)	—	(264)	(580)
Prepayment penalties on borrowings	3,804	—	—	—	—	3,804	—
Adjusted pre–tax, pre–provision income	$28,084	$25,571	$23,441	$21,267	$22,793	$98,363	$86,962

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results
Horizon’s net interest margin decreased to 3.34% for the fourth quarter of 2020 compared to 3.39% for the third quarter of 2020. The decrease in net interest margin reflects an increase in the cost of interest bearing liabilities of 27 basis points, offset by an increase in the yield of interest earning assets of 15 basis points. Interest income from acquisition–related purchase accounting adjustments was $973,000 higher during the fourth quarter of 2020 when compared to the third quarter of 2020.

Horizon’s net interest margin decreased to 3.34% for the fourth quarter of 2020 when compared to 3.58% for the fourth quarter of 2019. The decrease in net interest margin reflects a decrease in the yield on interest earning assets of 52 basis points offset by a decrease in the cost of interest bearing liabilities of 30 basis points.

Horizon’s net interest margin decreased to 3.44% for the year ended December 31, 2020 compared to 3.69% for the prior year. The decrease in net interest margin reflects a decrease in the yield on interest earning assets of 64 basis points offset by a decrease in the cost of interest bearing liabilities of 48 basis points.

The net interest margin was impacted during the third and fourth quarters of 2020 due to the PPP loans that were originated. Horizon estimates that the PPP loans increased the net interest margin by 18 basis points in the fourth quarter and compressed the margin 4 basis points for the third quarter. This assumes these PPP loans were not included in average interest earning assets or interest income and were primarily funded by the growth in non–interest bearing deposits. The increase to the net interest margin for the twelve months of 2020 using the same assumptions was estimated to be 3 basis points.

The net interest margin was impacted during the third and fourth quarters of 2020 due to higher liquidity levels impacting the mix of interest earning assets. Horizon estimates the higher liquidity levels compressed the net interest margin by 7 basis points for the fourth quarter and 3 basis points for the third quarter. This assumes the higher liquidity level was not included in average interest earning assets or interest income. The compression to the net interest margin for the twelve months of 2020 using the same assumptions was estimated to be 4 basis points.

The net interest margin was also impacted during the third and fourth quarters of 2020 due to the issuance of $60.0 million in subordinated notes in June 2020. Horizon estimates that the subordinated notes compressed the net interest margin by 10 basis points for both the third and fourth quarters. This assumes the subordinated notes were not included in average interest bearing liabilities or interest expense and were primarily offset by a reduction in cash. The compression to the net interest margin for the twelve months of 2020 using the same assumptions was estimated to be 6 basis points.

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Non–GAAP Reconciliation of Net Interest Margin
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
Net interest income as reported	$43,622	$43,397	$42,996	$40,925	$41,519	$170,940	$160,791
Average interest earning assets	5,365,888	5,251,611	5,112,636	4,746,202	4,748,217	5,120,106	4,470,450
Net interest income as a percentage of average interest earning assets (“Net Interest Margin”)	3.34%	3.39%	3.47%	3.56%	3.58%	3.44%	3.69%

Net interest income as reported	$43,622	$43,397	$42,996	$40,925	$41,519	$170,940	$160,791
Acquisition–related purchase accounting adjustments (“PAUs”)	(2,461)	(1,488)	(1,553)	(1,434)	(1,042)	(6,936)	(5,590)
Prepayment penalties on borrowings	3,804	—	—	—	—	3,804	—
Adjusted net interest income	$44,965	$41,909	$41,443	$39,491	$40,477	$167,808	$155,201
Adjusted net interest margin	3.44%	3.27%	3.35%	3.44%	3.49%	3.38%	3.57%

Net interest margin, excluding acquisition–related purchase accounting adjustments and prepayment penalties on borrowings (“adjusted net interest margin”), was 3.44% for the fourth quarter of 2020 compared to 3.27% for the prior quarter and 3.49% for the fourth quarter of 2019. Interest income from acquisition–related purchase accounting adjustments was $2.5 million, $1.5 million and $1.0 million for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

Adjusted net interest margin was 3.38% for the year ended December 31, 2020 compared to 3.57% for the prior year. Interest income from acquisition–related purchase accounting adjustments was $6.9 million and $5.6 million for the years ended December 31, 2020 and 2019.

Lending Activity

Total loans were $3.88 billion, or $3.67 billion excluding PPP lending, on December 31, 2020. Total loans were $4.04 billion, or $3.73 billion excluding PPP lending, on September 30, 2020 and $3.64 billion on December 31, 2019. During the year ended December 31, 2020, commercial loans increased $145.6 million, mortgage warehouse loans increased $245.3 million, and loans held for sale increased $9.4 million, offset by a decrease in residential mortgage loans of $146.4 million and a decrease in consumer loans of $14.0 million.

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Loan Growth by Type, Excluding Acquired Loans
(Dollars in Thousands, Unaudited)
	December 31,	December 31,	Amount	Percent
	2020	2019	Change	Change
Commercial	$2,192,271	$2,046,651	$145,620	7.1%
Residential mortgage	624,286	770,717	(146,431)	(19.0)%
Consumer	655,200	669,180	(13,980)	(2.1)%
Subtotal	3,471,757	3,486,548	(14,791)	(0.4)%
Loans held for sale	13,538	4,088	9,450	231.2%
Mortgage warehouse	395,626	150,293	245,333	163.2%
Total loans	$3,880,921	$3,640,929	$239,992	6.6%
Residential mortgage lending activity for the three months ended December 31, 2020 generated $7.8 million in income from the gain on sale of mortgage loans, a decrease of $1.0 million from the third quarter of 2020's record level and an increase of $4.7 million from the fourth quarter of 2019. Total origination volume for the fourth quarter of 2020, including loans placed into the portfolio, totaled $186.1 million, representing a decrease of 10.1% from third quarter 2020 levels, and an increase of 63.3% from the fourth quarter of 2019. As a percentage of total originations, 58% of fourth quarter 2020 volume was related to refinances and 42% was for new purchases. Total origination volume of loans sold to the secondary market totaled $157.7 million, representing a decrease of 5.2% from the third quarter of 2020 and an increase of 88.8% from the fourth quarter of 2019.

Expense Management

	Three Months Ended
	December 31,	September 30,	Amount	Percent
Non–interest Expense	2020	2020	Change	Change
Salaries and employee benefits	$20,030	$18,832	$1,198	6.4%
Net occupancy expenses	3,262	3,107	155	5.0%
Data processing	2,126	2,237	(111)	(5.0)%
Professional fees	691	688	3	0.4%
Outside services and consultants	2,083	1,561	522	33.4%
Loan expense	2,961	2,876	85	3.0%
FDIC insurance expense	900	570	330	57.9%
Other losses	735	114	621	544.7%
Other expense	3,665	3,422	243	7.1%
Total non–interest expense	$36,453	$33,407	$3,046	9.1%
Annualized non–interest expense to average assets	2.47%	2.30%

Total non–interest expense was $3.0 million higher in the fourth quarter of 2020 when compared to the third quarter of 2020. Increased salaries and employee benefits reflected higher performance–based compensation accruals following improved financial performance in the second half of this year. Higher FDIC insurance expense reflected significant growth in deposits through the end of the fourth quarter of 2020. Outside services and consultants, other losses and other expenses were partially offset by a decrease in data processing.

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

	Three Months Ended
	December 31,	December 31,	Amount	Percent
Non–interest Expense	2020	2019	Change	Change
Salaries and employee benefits	$20,030	$16,841	$3,189	18.9%
Net occupancy expenses	3,262	3,106	156	5.0%
Data processing	2,126	2,235	(109)	(4.9)%
Professional fees	691	520	171	32.9%
Outside services and consultants	2,083	1,415	668	47.2%
Loan expense	2,961	2,438	523	21.5%
FDIC insurance expense	900	—	900	—%
Other losses	735	377	358	95.0%
Other expense	3,665	3,718	(53)	(1.4)%
Total non–interest expense	$36,453	$30,650	$5,803	18.9%
Annualized non–interest expense to average assets	2.47%	2.32%

Total non–interest expense was $5.8 million higher in the fourth quarter of 2020 when compared to the fourth quarter of 2019. Increases in salaries and employee benefits, FDIC insurance expense, outside services and consultants, loan expense and other losses were offset in part by decreases in data processing and other expense.

	Twelve Months Ended
	December 31,			December 31,
	2020			2019			Adjusted
Non–interest Expense	Actual	Merger Expenses	Adjusted	Actual	Merger Expenses	Adjusted	Amount Change	Percent Change
Salaries and employee benefits	$71,082	$—	$71,082	$65,206	$(484)	$64,722	$6,360	9.8%
Net occupancy expenses	12,811	—	12,811	12,157	(75)	12,082	729	6.0%
Data processing	9,200	—	9,200	8,480	(360)	8,120	1,080	13.3%
Professional fees	2,433	—	2,433	1,946	(392)	1,554	879	56.6%
Outside services and consultants	7,318	—	7,318	8,152	(2,466)	5,686	1,632	28.7%
Loan expense	10,628	—	10,628	8,633	(2)	8,631	1,997	23.1%
FDIC insurance expense	1,855	—	1,855	252	—	252	1,603	636.1%
Other losses	1,162	—	1,162	740	(71)	669	493	73.7%
Other expense	14,952	—	14,952	16,466	(1,800)	14,666	286	2.0%
Total non–interest expense	$131,441	$—	$131,441	$122,032	$(5,650)	$116,382	$15,059	12.9%
Annualized non–interest expense to average assets	2.34%		2.34%	2.47%		2.36%

Total non–interest expense was $9.4 million higher for the year ended December 31, 2020 when compared to the prior year. Increases in salaries and employee benefits, loan expenses, data processing, FDIC insurance expense and net occupancy expenses were offset in part by decreases in outside services and consultants expense and other expense.

Annualized non–interest expense as a percent of average assets were 2.47%, 2.30% and 2.32% for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

Annualized non–interest expense as a percent of average assets were 2.34% and 2.47% for the years ended December 31, 2020 and 2019, respectively. Annualized non–interest expense, excluding merger expenses, as a percent of average assets were 2.34% and 2.36% for the years ended December 31, 2020 and 2019, respectively.

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results
Income tax expense totaled $2.0 million for the fourth quarter of 2020, a decrease of $2.4 million when compared to the third quarter of 2020 and a decrease of $2.0 million when compared to the fourth quarter of 2019. The decrease in income tax expense in the fourth quarter of 2020 compared to the third quarter of 2020 and the fourth quarter of 2019 was primarily due to the ability to recognize solar tax credits from completed projects the Company has invested in along with an increase in tax exempt municipal investments.
Income tax expense totaled $9.9 million for the year ended December 31, 2020, a decrease of $3.4 million when compared to the same prior year period. The decrease in income tax expense was primarily due to the solar tax credits, an increase in tax exempt municipal investments and lower taxable income.

Capital

The capital resources of the Company and Horizon Bank (the “Bank”) exceeded regulatory capital ratios for “well capitalized” banks at December 31, 2020. Stockholders’ equity totaled $692.2 million at December 31, 2020 and the ratio of average stockholders’ equity to average assets was 11.82% for the year ended December 31, 2020.

Capital levels benefited from the Company’s previously disclosed public offering of subordinated notes raising $60.0 million in June 2020. Horizon’s fortress balance sheet at December 31, 2020 maintained adequate regulatory capital ratios when stress testing for highly adverse scenarios.

The following table presents the actual regulatory capital dollar amounts and ratios of the Company and the Bank as of December 31, 2020.

	Actual		Required for Capital Adequacy Purposes		Required for Capital Adequacy Purposes with Capital Buffer		Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk–weighted assets)
Consolidated	$650,206	14.92%	$348,617	8.00%	$457,560	10.50%	N/A	N/A
Bank	532,315	12.21%	348,810	8.00%	457,813	10.50%	$436,013	10.00%
Tier 1 capital (to risk–weighted assets)
Consolidated	606,395	13.92%	261,462	6.00%	370,404	8.50%	N/A	N/A
Bank	492,221	11.29%	261,606	6.00%	370,609	8.50%	348,808	8.00%
Common equity tier 1 capital (to risk–weighted assets)
Consolidated	491,281	11.27%	196,096	4.50%	305,038	7.00%	N/A	N/A
Bank	492,221	11.29%	196,205	4.50%	305,207	7.00%	283,407	6.50%
Tier 1 capital (to average assets)
Consolidated	606,395	10.66%	227,453	4.00%	227,453	4.00%	N/A	N/A
Bank	492,221	8.71%	226,158	4.00%	226,158	4.00%	282,697	5.00%

“The strength and resilience of Horizon’s business is demonstrated by the Company’s strong operating fundamentals, ability to consistently generate retained earnings and growth in tangible book value per share and the Company’s healthy capital position overall,” said Mr. Dwight. “Accordingly, we will continue to be opportunistic with share repurchases under our current buyback authorization, and we remain committed to maintaining our current quarterly cash dividend.”

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results
Liquidity

The Bank maintains a stable base of core deposits provided by long–standing relationships with individuals and local businesses. These deposits are the principal source of liquidity for Horizon. Other sources of liquidity for Horizon include earnings, loan repayment, investment security sales and maturities, proceeds from the sale of residential mortgage loans, unpledged investment securities and borrowing relationships with correspondent banks, including the Federal Home Loan Bank of Indianapolis (the “FHLB”). At December 31, 2020, in addition to liquidity available from the normal operating, funding, and investing activities of Horizon, the Bank had approximately $1.04 billion in unused credit lines with various money center banks, including the FHLB and the Federal Reserve Discount Window. The Bank had approximately $632.4 million of unpledged investment securities at December 31, 2020.

Use of Non–GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP. Specifically, we have included non–GAAP financial measures relating to net income, diluted earnings per share, net interest margin, total loans and loan growth, the allowance for credit losses, tangible stockholders’ equity, tangible book value per share, efficiency ratio, the return on average assets, the return on average equity and pre–tax, pre–provision income. In each case, we have identified special circumstances that we consider to be non–recurring and have excluded them. We believe that this shows the impact of such events as acquisition–related purchase accounting adjustments, among others we have identified in our reconciliations. Horizon believes these non–GAAP financial measures are helpful to investors and provide a greater understanding of our business without giving effect to the purchase accounting impacts and one–time costs of acquisitions and non–recurring items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure. See the tables and other information below and contained elsewhere in this press release for reconciliations of the non–GAAP figures identified herein and their most comparable GAAP measures.

Non–GAAP Reconciliation of Tangible Stockholders’ Equity and Tangible Book Value per Share
(Dollars in Thousands, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Total stockholders’ equity	$692,216	$670,293	$652,206	$630,842	$656,023
Less: Intangible assets	175,140	175,107	176,020	176,961	177,917
Total tangible stockholders’ equity	$517,076	$495,186	$476,186	$453,881	$478,106
Common shares outstanding	43,880,562	43,874,353	43,821,878	43,763,623	44,975,771
Book value per common share	$15.78	$15.28	$14.88	$14.41	$14.59
Tangible book value per common share	$11.78	$11.29	$10.87	$10.37	$10.63

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Non–GAAP Calculation and Reconciliation of Efficiency Ratio and Adjusted Efficiency Ratio
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
Non–interest expense as reported	$36,453	$33,407	$30,432	$31,149	$30,650	$131,441	$122,032
Net interest income as reported	43,622	43,397	42,996	40,925	41,519	170,940	160,791
Non–interest income as reported	$19,733	$16,700	$11,125	$12,063	$11,934	$59,621	$43,058
Non–interest expense / (Net interest income + Non–interest income) (“Efficiency Ratio”)	57.54%	55.59%	56.23%	58.79%	57.34%	57.01%	59.86%

Non–interest expense as reported	$36,453	$33,407	$30,432	$31,149	$30,650	$131,441	$122,032
Merger expenses	—	—	—	—	—	—	(5,650)
Non–interest expense excluding merger expenses	36,453	33,407	30,432	31,149	30,650	131,441	116,382
Net interest income as reported	43,622	43,397	42,996	40,925	41,519	170,940	160,791
Prepayment penalties on borrowings	3,804	—	—	—	—	3,804	—
Net interest income excluding prepayment penalties on borrowings	47,426	43,397	42,996	40,925	41,519	174,744	160,791
Non–interest income as reported	19,733	16,700	11,125	12,063	11,934	59,621	43,058
(Gain) / loss on sale of investment securities	(2,622)	(1,088)	(248)	(339)	(10)	(4,297)	75
Death benefit on BOLI	—	(31)	—	(233)	—	(264)	(580)
Non–interest income excluding (gain) / loss on sale of investment securities and death benefit on BOLI	$17,111	$15,581	$10,877	$11,491	$11,924	$55,060	$42,553
Adjusted efficiency ratio	56.48%	56.64%	56.49%	59.43%	57.35%	57.20%	57.23%

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Non–GAAP Reconciliation of Return on Average Assets
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
Average assets	$5,864,086	$5,768,691	$5,620,695	$5,257,332	$5,250,574	$5,628,783	$4,933,058
Return on average assets (“ROAA”) as reported	1.49%	1.40%	1.05%	0.89%	1.40%	1.22%	1.35%
Merger expenses	—	—	—	—	—	—	0.11
Tax effect	—	—	—	—	—	—	(0.02)
ROAA excluding merger expenses	1.49	1.40	1.05	0.89	1.40	1.22	1.44
(Gain) / loss on sale of investment securities	(0.18)	(0.08)	(0.02)	(0.03)	—	(0.08)	—
Tax effect	0.04	0.02	—	0.01	—	0.02	—
ROAA excluding (gain) / loss on sale of investment securities	1.35	1.34	1.03	0.87	1.40	1.16	1.44
Death benefit on BOLI	—	—	—	(0.02)	—	—	(0.01)
ROAA excluding death benefit on BOLI	1.35	1.34	1.03	0.85	1.40	1.16	1.43
Prepayment penalties on borrowings	0.26	—	—	—	—	0.07	—
Tax effect	(0.05)	—	—	—	—	(0.01)	—
ROAA excluding prepayment penalties on borrowings	1.56%	1.34%	1.03%	0.85%	1.40%	1.22%	1.43%
Adjusted ROAA	1.56%	1.34%	1.03%	0.85%	1.40%	1.22%	1.43%

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Non–GAAP Reconciliation of Return on Average Common Equity
(Dollars in Thousands, Unaudited)
	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
Average common equity	$680,857	$668,797	$649,490	$667,588	$653,071	$665,466	$605,719
Return on average common equity (“ROACE”) as reported	12.79%	12.08%	9.07%	7.02%	11.26%	10.29%	10.98%
Merger expenses	—	—	—	—	—	—	0.93
Tax effect	—	—	—	—	—	—	(0.16)
ROACE excluding merger expenses	12.79	12.08	9.07	7.02	11.26	10.29	11.75
(Gain) / loss on sale of investment securities	(1.53)	(0.65)	(0.15)	(0.20)	(0.01)	(0.65)	0.01
Tax effect	0.32	0.14	0.03	0.04	—	0.14	—
ROACE excluding (gain) / loss on sale of investment securities	11.58	11.57	8.95	6.86	11.25	9.78	11.76
Death benefit on BOLI	—	(0.02)	—	(0.14)	—	(0.04)	(0.10)
ROACE excluding death benefit on BOLI	11.58	11.55	8.95	6.72	11.25	9.74	11.66
Prepayment penalties on borrowings	2.22	—	—	—	—	0.57	—
Tax effect	(0.47)	—	—	—	—	(0.12)	—
ROACE excluding prepayment penalties on borrowings	13.33%	11.55%	8.95%	6.72%	11.25%	10.19%	11.66%
Adjusted ROACE	13.33%	11.55%	8.95%	6.72%	11.25%	10.19%	11.66%

Conference Call

As previously announced, Horizon will host a conference call to review its fourth quarter financial results and operating performance.

Participants may access the live conference call on January 28, 2021 at 7:30 a.m. CT (8:30 a.m. ET) by dialing 877–317–6789 from the United States, 866–450–4696 from Canada or 412–317–6789 from international locations and requesting the “Horizon Bancorp Call.” Participants are asked to dial in approximately 10 minutes prior to the call.

A telephone replay of the call will be available approximately one hour after the end of the conference through February 4, 2021. The replay may be accessed by dialing 877–344–7529 from the United States, 855–669–9658 from Canada or 412–317–0088 from other international locations, and entering the access code 10150632.

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. is an independent, commercial bank holding company serving northern and central Indiana, and southern and central Michigan through its commercial banking subsidiary, Horizon Bank. Horizon may be reached online at www.horizonbank.com. Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results
Forward Looking Statements

This press release may contain forward–looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon Bancorp, Inc. and its affiliates (collectively, “Horizon”). For these statements, Horizon claims the protection of the safe harbor for forward–looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward–looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward–looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward–looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in Horizon’s Annual Report on Form 10–K and its quarterly reports on Form 10–Q. Further, statements about the effects of the COVID–19 pandemic on our business, operations, financial performance, and prospects may constitute forward–looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward–looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us. Undue reliance should not be placed on the forward–looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward–looking statement to reflect the events or circumstances after the date on which the forward–looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Financial Highlights
(Dollars in Thousands, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Balance sheet:
Total assets	$5,886,614	$5,790,143	$5,739,262	$5,351,325	$5,246,829
Investment securities	1,302,701	1,195,613	1,126,075	1,099,943	1,042,675
Commercial loans	2,192,271	2,321,608	2,312,715	2,050,402	2,046,651
Mortgage warehouse loans	395,626	374,653	300,386	223,519	150,293
Residential mortgage loans	624,286	675,220	704,410	757,529	770,717
Consumer loans	655,200	658,884	660,871	675,849	669,180
Earning assets	5,206,645	5,262,054	5,143,978	4,835,934	4,706,051
Non–interest bearing deposit accounts	1,053,242	1,016,646	981,868	709,978	709,760
Interest bearing transaction accounts	2,802,673	2,600,691	2,510,854	2,264,576	2,245,631
Time deposits	675,218	718,952	814,877	907,717	975,611
Borrowings	475,000	587,473	583,073	704,613	549,741
Subordinated notes	58,603	58,566	58,824	—	—
Junior subordinated debentures issued to capital trusts	56,548	56,491	56,437	56,374	56,311
Total stockholders’ equity	692,216	670,293	652,206	630,842	656,023

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Financial Highlights
(Dollars in Thousands Except Share and Per Share Data and Ratios, Unaudited)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Income statement:
Net interest income	$43,622	$43,397	$42,996	$40,925	$41,519
Credit loss expense	3,042	2,052	7,057	8,600	340
Non–interest income	19,733	16,700	11,125	12,063	11,934
Non–interest expense	36,453	33,407	30,432	31,149	30,650
Income tax expense	1,967	4,326	1,993	1,584	3,920
Net income	$21,893	$20,312	$14,639	$11,655	$18,543

Per share data:
Basic earnings per share	$0.50	$0.46	$0.33	$0.26	$0.41
Diluted earnings per share	0.50	0.46	0.33	0.26	0.41
Cash dividends declared per common share	0.12	0.12	0.12	0.12	0.12
Book value per common share	15.78	15.28	14.88	14.41	14.59
Tangible book value per common share	11.78	11.29	10.87	10.37	10.63
Market value – high	15.86	11.48	12.44	18.79	19.42
Market value – low	$10.16	$9.05	$8.40	$7.97	$16.60
Weighted average shares outstanding – Basis	43,862,435	43,862,435	43,781,249	44,658,512	44,971,676
Weighted average shares outstanding – Diluted	43,903,881	43,903,881	43,802,794	44,756,716	45,103,065

Key ratios:
Return on average assets	1.49%	1.40%	1.05%	0.89%	1.40%
Return on average common stockholders’ equity	12.79	12.08	9.07	7.02	11.26
Net interest margin	3.34	3.39	3.47	3.56	3.58
Allowance for credit losses to total loans	1.47	1.39	1.38	1.30	0.49
Average equity to average assets	11.61	11.59	11.56	12.70	12.44
Bank only capital ratios:
Tier 1 capital to average assets	8.71	8.57	8.48	9.43	9.49
Tier 1 capital to risk weighted assets	11.29	10.67	10.49	11.83	12.20
Total capital to risk weighted assets	12.21	11.56	11.74	12.67	12.65

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Financial Highlights
(Dollars in Thousands Except Share and Per Share Data and Ratios, Unaudited)
	Twelve Months Ended
	December 31,	December 31,
	2020	2019
Income statement:
Net interest income	$170,940	$160,791
Credit loss expense	20,751	1,976
Non–interest income	59,621	43,058
Non–interest expense	131,441	122,032
Income tax expense	9,870	13,303
Net income	$68,499	$66,538

Per share data:
Basic earnings per share	$1.56	$1.53
Diluted earnings per share	1.55	1.53
Cash dividends declared per common share	0.48	0.46
Book value per common share	15.78	14.59
Tangible book value per common share	11.78	10.63
Market value – high	18.79	19.42
Market value – low	$7.97	$15.50
Weighted average shares outstanding – Basis	44,044,737	43,493,316
Weighted average shares outstanding – Diluted	44,123,208	43,598,373

Key ratios:
Return on average assets	1.22%	1.35%
Return on average common stockholders’ equity	10.29	10.98
Net interest margin	3.44	3.69
Allowance for credit losses to total loans	1.47	0.49
Average equity to average assets	11.82	12.28
Bank only capital ratios:
Tier 1 capital to average assets	8.71	9.49
Tier 1 capital to risk weighted assets	11.29	12.20
Total capital to risk weighted assets	12.21	12.65

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Financial Highlights
(Dollars in Thousands Except Ratios, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Loan data:
Substandard loans	$98,874	$88,286	$61,385	$61,322	$58,670
30 to 89 days delinquent	6,938	5,513	4,029	12,017	7,729

Non–performing loans:
90 days and greater delinquent – accruing interest	262	331	123	246	146
Trouble debt restructures – accruing interest	1,793	1,825	2,039	2,115	3,354
Trouble debt restructures – non–accrual	2,610	2,704	3,443	3,360	2,006
Non–accrual loans	22,142	24,454	22,451	18,281	15,679
Total non–performing loans	$26,807	$29,314	$28,056	$24,002	$21,185
Non–performing loans to total loans	0.69%	0.72%	0.70%	0.65%	0.58%

Allocation of the Allowance for Credit Losses
(Dollars in Thousands, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Commercial	$42,210	$39,795	$39,147	$32,550	$11,996
Residential mortgage	4,620	5,464	5,832	5,654	923
Mortgage warehouse	1,267	1,250	1,190	1,055	1,077
Consumer	8,930	9,810	8,921	9,181	3,671
Total	$57,027	$56,319	$55,090	$48,440	$17,667

Net Charge–offs (Recoveries)
(Dollars in Thousands Except Ratios, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Commercial	$23	$488	$6	$(20)	$146
Residential mortgage	(10)	136	24	17	40
Mortgage warehouse	—	—	—	—	—
Consumer	216	199	377	407	443
Total	$229	$823	$407	$404	$629
Percent of net charge–offs (recoveries) to average loans outstanding for the period	0.01%	0.02%	0.01%	0.01%	0.02%

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Total Non–performing Loans
(Dollars in Thousands Except Ratios, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Commercial	$14,348	$16,169	$14,238	$9,579	$7,347
Residential mortgage	7,994	9,209	9,945	10,411	9,884
Mortgage warehouse	—	—	—	—	—
Consumer	4,465	3,936	3,873	4,012	3,954
Total	$26,807	$29,314	$28,056	$24,002	$21,185
Non–performing loans to total loans	0.69%	0.72%	0.70%	0.65%	0.58%

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Commercial	$1,908	$2,191	$2,374	$2,464	$3,698
Residential mortgage	—	70	249	336	28
Mortgage warehouse	—	—	—	—	—
Consumer	—	80	20	13	—
Total	$1,908	$2,341	$2,643	$2,813	$3,726

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Average Balance Sheets
(Dollars in Thousands, Unaudited)
	Three Months Ended			Three Months Ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets
Federal funds sold	$112,139	$29	0.10%	$40,657	$172	1.68%
Interest earning deposits	28,507	52	0.73%	12,665	58	1.82%
Investment securities – taxable	408,412	1,489	1.45%	491,160	2,824	2.28%
Investment securities – non–taxable (1)	866,182	4,919	2.86%	545,832	3,575	3.26%
Loans receivable (2) (3)	3,950,648	46,745	4.72%	3,657,903	46,769	5.10%
Total interest earning assets	5,365,888	53,234	4.05%	4,748,217	53,398	4.57%
Non–interest earning assets
Cash and due from banks	79,753			75,248
Allowance for credit losses	(56,657)			(17,916)
Other assets	475,102			445,025
Total average assets	$5,864,086			$5,250,574

Liabilities and Stockholders’ Equity
Interest bearing liabilities
Interest bearing deposits	$3,450,824	$2,718	0.31%	$3,255,725	$8,767	1.07%
Borrowings	511,306	5,456	4.25%	484,729	2,281	1.87%
Subordinated notes	58,581	871	5.91%	—	—	—%
Junior subordinated debentures issued to capital trusts	56,512	567	3.99%	54,489	831	6.05%
Total interest bearing liabilities	4,077,223	9,612	0.94%	3,794,943	11,879	1.24%
Non–interest bearing liabilities
Demand deposits	1,037,232			747,513
Accrued interest payable and other liabilities	68,774			55,047
Stockholders’ equity	680,857			653,071
Total average liabilities and stockholders’ equity	$5,864,086			$5,250,574

Net interest income / spread		$43,622	3.11%		$41,519	3.33%
Net interest income as a percent of average interest earning assets (1)			3.34%			3.58%

(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities. The average rate is presented on a tax equivalent basis.

(2) Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3) Non–accruing loans for the purpose of the computation above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees. The average rate is presented on a tax equivalent basis.

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Average Balance Sheets
(Dollars in Thousands, Unaudited)
	Twelve Months Ended			Twelve Months Ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets
Federal funds sold	$61,408	$154	0.25%	$21,301	$511	2.40%
Interest earning deposits	25,943	268	1.03%	19,601	342	1.74%
Investment securities – taxable	459,551	8,071	1.76%	474,833	11,753	2.48%
Investment securities – non–taxable (1)	706,092	17,213	3.09%	454,066	12,095	3.34%
Loans receivable (2) (3)	3,867,112	179,672	4.66%	3,500,649	183,631	5.27%
Total interest earning assets	5,120,106	205,378	4.11%	4,470,450	208,332	4.75%
Non–interest earning assets
Cash and due from banks	84,065			62,920
Allowance for credit losses	(46,329)			(18,019)
Other assets	470,941			417,707
Total average assets	$5,628,783			$4,933,058

Liabilities and Stockholders’ Equity
Interest bearing liabilities
Interest bearing deposits	$3,327,917	$18,556	0.56%	$3,007,937	$33,690	1.12%
Borrowings	559,953	11,430	2.04%	468,159	10,672	2.28%
Subordinated notes	30,610	1,824	5.96%	—	—	—%
Junior subordinated debentures issued to capital trusts	56,427	2,628	4.66%	50,134	3,179	6.34%
Total interest bearing liabilities	3,974,907	34,438	0.87%	3,526,230	47,541	1.35%
Non–interest bearing liabilities
Demand deposits	919,449			757,389
Accrued interest payable and other liabilities	68,961			43,720
Stockholders’ equity	665,466			605,719
Total average liabilities and stockholders’ equity	$5,628,783			$4,933,058

Net interest income / spread		$170,940	3.24%		$160,791	3.40%
Net interest income as a percent of average interest earning assets (1)			3.44%			3.69%

(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities. The average rate is presented on a tax equivalent basis.

(2) Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3) Non–accruing loans for the purpose of the computation above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees. The average rate is presented on a tax equivalent basis.

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Condensed Consolidated Balance Sheets
(Dollars in Thousands)

	December 31, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and due from banks	$249,711	$98,831
Interest earning time deposits	8,965	8,455
Investment securities, available for sale	1,134,025	834,776
Investment securities, held to maturity (fair value $179,990 and $215,147)	168,676	207,899
Loans held for sale	13,538	4,088
Loans, net of allowance for credit losses of $57,027 and $17,667	3,810,356	3,619,174
Premises and equipment, net	92,416	92,209
Federal Home Loan Bank stock	23,023	22,447
Goodwill	151,238	151,238
Other intangible assets	23,902	26,679
Interest receivable	21,396	18,828
Cash value of life insurance	96,751	95,577
Other assets	92,617	66,628
Total assets	$5,886,614	$5,246,829

Liabilities
Deposits
Non–interest bearing	$1,053,242	$709,760
Interest bearing	3,477,891	3,221,242
Total deposits	4,531,133	3,931,002
Borrowings	475,000	549,741
Subordinated notes	58,603	—
Junior subordinated debentures issued to capital trusts	56,548	56,311
Interest payable	2,712	3,062
Other liabilities	70,402	50,690
Total liabilities	5,194,398	4,590,806
Commitments and contingent liabilities
Stockholders’ equity
Preferred stock, Authorized, 1,000,000 shares, Issued 0 shares	—	—
Common stock, no par value, Authorized 99,000,000 shares Issued 43,905,631 and 45,000,840 shares, Outstanding 43,880,562 and 44,975,771 shares	—	—
Additional paid–in capital	362,945	379,853
Retained earnings	301,419	269,738
Accumulated other comprehensive income	27,852	6,432
Total stockholders’ equity	692,216	656,023
Total liabilities and stockholders’ equity	$5,886,614	$5,246,829

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Condensed Consolidated Statements of Income
(Dollars in Thousands Except Per Share Data, Unaudited)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Interest income
Loans receivable	$46,745	$44,051	$43,918	$44,958	$46,769
Investment securities – taxable	1,570	1,704	2,321	2,898	3,054
Investment securities – non–taxable	4,919	4,391	4,105	3,798	3,575
Total interest income	53,234	50,146	50,344	51,654	53,398
Interest expense
Deposits	2,718	3,616	4,506	7,716	8,767
Borrowed funds	5,456	1,662	2,074	2,238	2,281
Subordinated notes	871	895	58	—	—
Junior subordinated debentures issued to capital trusts	567	576	710	775	831
Total interest expense	9,612	6,749	7,348	10,729	11,879
Net interest income	43,622	43,397	42,996	40,925	41,519
Credit loss expense	3,042	2,052	7,057	8,600	340
Net interest income after credit loss expense	40,580	41,345	35,939	32,325	41,179
Non–interest Income
Service charges on deposit accounts	2,360	2,154	1,888	2,446	2,766
Wire transfer fees	301	298	230	171	179
Interchange fees	2,645	2,438	2,327	1,896	1,996
Fiduciary activities	2,747	2,105	1,765	2,528	2,594
Gains / (losses) on sale of investment securities	2,622	1,088	248	339	10
Gain on sale of mortgage loans	7,815	8,813	6,620	3,473	3,119
Mortgage servicing income net of impairment	327	(1,308)	(2,760)	25	294
Increase in cash value of bank owned life insurance	566	566	557	554	566
Death benefit on bank owned life insurance	—	31	—	233	—
Other income	350	515	250	398	410
Total non–interest income	19,733	16,700	11,125	12,063	11,934
Non–interest expense
Salaries and employee benefits	20,030	18,832	15,629	16,591	16,841
Net occupancy expenses	3,262	3,107	3,190	3,252	3,106
Data processing	2,126	2,237	2,432	2,405	2,235
Professional fees	691	688	518	536	520
Outside services and consultants	2,083	1,561	1,759	1,915	1,415
Loan expense	2,961	2,876	2,692	2,099	2,438
FDIC insurance expense	900	570	235	150	—
Other losses	735	114	193	120	377
Other expenses	3,665	3,422	3,784	4,081	3,718
Total non–interest expense	36,453	33,407	30,432	31,149	30,650
Income before income taxes	23,860	24,638	16,632	13,239	22,463
Income tax expense	1,967	4,326	1,993	1,584	3,920
Net income	$21,893	$20,312	$14,639	$11,655	$18,543
Basic earnings per share	$0.50	$0.46	$0.33	$0.26	$0.41
Diluted earnings per share	0.50	0.46	0.33	0.26	0.41

Horizon Bancorp, Inc. Announces Record Fourth Quarter 2020 Financial Results

Condensed Consolidated Statements of Income
(Dollars in Thousands, Expect Per Share Data, Unaudited)
	Twelve Months Ended
	December 31,
	2020	2019
Interest income
Loans receivable	$179,672	$183,631
Investment securities – taxable	8,493	12,606
Investment securities – non–taxable	17,213	12,095
Total interest income	205,378	208,332
Interest expense
Deposits	18,556	33,690
Borrowed funds	11,430	10,672
Subordinated notes	1,824	—
Junior subordinated debentures issued to capital trusts	2,628	3,179
Total interest expense	34,438	47,541
Net interest income	170,940	160,791
Credit loss expense	20,751	1,976
Net interest income after credit loss expense	150,189	158,815
Non–interest income
Service charges on deposit accounts	8,848	9,959
Wire transfer fees	1,000	653
Interchange fees	9,306	7,655
Fiduciary activities	9,145	8,580
Gains / (losses) on sale of investment securities	4,297	(75)
Gain on sale of mortgage loans	26,721	9,208
Mortgage servicing income net of impairment	(3,716)	1,914
Increase in cash value of bank owned life insurance	2,243	2,190
Death benefit on bank owned life insurance	264	580
Other income	1,513	2,394
Total non–interest income	59,621	43,058
Non-interest expense
Salaries and employee benefits	71,082	65,206
Net occupancy expenses	12,811	12,157
Data processing	9,200	8,480
Professional fees	2,433	1,946
Outside services and consultants	7,318	8,152
Loan expense	10,628	8,633
FDIC insurance expense	1,855	252
Other losses	1,162	740
Other expense	14,952	16,466
Total non–interest expense	131,441	122,032
Income before income taxes	78,369	79,841
Income tax expense	9,870	13,303
Net income	$68,499	$66,538
Basic earnings per share	$1.56	$1.53
Diluted earnings per share	$1.55	$1.53